Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Chesapeake Utilities Corporation (the “Company”) of the ParenteBeard LLC (“ParenteBeard”) reports dated March 6, 2014, relating to the Company’s consolidated financial statements, the effectiveness of the Company’s internal control over financial reporting, and schedule of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. ParenteBeard LLC merged into Baker Tilly Virchow Krause, LLP (“Baker Tilly”) on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is a part of the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP
Philadelphia, Pennsylvania
February 25, 2015